Exhibit A

Dave Hirz President and Chief Executive Officer

April 16, 2019

Dear Valued Partner,

We want to communicate an important development regarding Smart & Final Stores, Inc. (“Smart & Final”), and our Smart & Final and Smart Foodservice banner stores.

This afternoon, Smart & Final announced that it has entered into a definitive agreement to be acquired by investment funds managed by Apollo Global Management, LLC (“Apollo”). Under the terms of this agreement, Apollo will offer to acquire all of the common stock of Smart & Final at a price of $6.50 per share in cash. The transaction, which is expected to close by the third quarter of 2019, is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino antitrust waiting period and Mexican competition law approval.

Our relationships with you are very important to our business success. Our strategic plan is focused on continuing to build on our core strengths in value pricing and dynamic merchandising while evolving with the market through targeted investment in digital commerce and infrastructure, and we want to assure you that we do not anticipate any significant changes to the way we do business with you.

Over the past few months, our board of directors conducted a thorough review of strategic options, and unanimously concluded that a sale of the company to Apollo is in the best interest of the company and its key stakeholders, which include our valued vendor community. Some of you may remember that Apollo was the company’s financial partner from 2007 to 2012, during which our store banners saw significant evolution including the creation of the Extra! store format.

We understand that our success over the past almost 150 years has come from commitment to our core values, our differentiated store experience, and our deep connection to partners like you and the communities we serve. If you have any further questions about this transaction, please reach out to your Smart & Final or Smart Foodservice contact, or email questions@smartandfinal.com.

We are firmly committed to the valued partnership we have developed with you, and we want to thank you for your continued support.

Sincerely,

Dave Hirz

President and CEO

Dave Hirz President and Chief Executive Officer

Additional Information and Where to Find It

The tender offer for the outstanding shares of Smart & Final Stores, Inc. referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that the Apollo Funds and their acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, the Apollo Funds and their acquisition subsidiary will file tender offer materials on Schedule TO, and Smart & Final Stores, Inc. thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF SMART & FINAL STORES, INC. ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SMART & FINAL STORES, INC. SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Smart & Final Stores, Inc. at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may obtain a free copy of the Solicitation/Recommendation Statement and other related documents (when available) that Smart & Final Stores, Inc.  files with the SEC, free of charge, from Smart & Final Stores, Inc. at investors@smartandfinal.com or by directing a request to Investor Relations, at 310.829.5400 or investors@smartandfinal.com.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Smart & Final by Parent and Purchaser. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These statements reflect Smart & Final’s current views concerning future events, including the planned completion of the Offer and the merger (the “Merger”), and are based on a number of assumptions that could ultimately prove inaccurate. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Smart & Final’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of Smart & Final. Among others, the following factors could cause actual results to differ

Dave Hirz President and Chief Executive Officer

materially from those set forth in the forward-looking statements: (i) uncertainties as to the timing of the Offer and the Merger; (ii) uncertainties as to how many Smart & Final stockholders will tender their shares in the Offer; (iii) the possibility that competing offers will be made; (iv) the possibility that various closing conditions for the transaction may not be satisfied or waived; (v) the risk that the merger agreement may be terminated in circumstances requiring Smart & Final to pay a termination fee, (vi) risks related to obtaining the requisite consents to the Offer and the Merger, including, without limitation, the risk that a regulatory approval that may be required for the proposed transaction, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) and by the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications (as applicable), is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (vii) the possibility that the transaction may not be timely completed, if at all; (viii) the risk that, prior to the completion of the transaction, if at all, Smart & Final’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; (ix) the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and (x) the risks and uncertainties pertaining to Smart & Final’s business, including those detailed under “Risk Factors” and elsewhere in Smart & Final’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Purchaser and Parent and the Solicitation/Recommendation Statement to be filed by Smart & Final in connection with the Offer. Other factors that could cause actual results to differ materially include those set forth in Smart & Final’s SEC reports, including, without limitation, the risks described in Smart & Final’s Annual Report on Form 10-K for its fiscal year ended December 30, 2018, which is on file with the SEC. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Smart & Final undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.